Exhibit 5.1

Chiang Law Office, P.C.
PROFESSIONAL CORPORATION
101A Clay Street, Unit 286, San Francisco, CA 94111  ■  Phone 415.895.0688  ■  Fax 415.882.7239  ■  www.chianglawpc.com

March 31, 2014
American Gene Engineer Corp.
521 Fifth Avenue, Suite 1712
New York, NY 10175

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for American Gene Engineering Corp., a Delaware corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 100,000,000 shares (the “Registrable Shares”) of the Company’s Common Stock, $0.001 par value per share. The Registrable Shares are to be offered and sold by the Company pursuant to a Registration Statement on Form S-1 relating to the Registrable Shares (the “Registration Statement”).

We have examined instruments, documents and records, which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed as to factual matters.

Based upon the foregoing and subject to the following, we are of the opinion that the Registrable Shares are duly authorized and if and when issued will be, validly issued, fully paid and non-assessable.

Members of our firm are admitted to the bar in the State of California, and we express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware (the “DGCL”), as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction.  Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.  This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

CHIANG LAW OFFICE, P.C.

/s/Chiang Law Office, P.C.